                                                     RULE NO. 424(b)(3) & (c)
                                                     REGISTRATION NO. 333-48820


                              Dated June 11, 2001

Prospectus Supplement
(to prospectus dated January 16, 2001 and to supplements dated January 26, 2001, February 5, 2001, February 22, 2001, February 28, 2001 and March 26, 2001)

                                  $488,750,000

                       Health Management Associates, Inc.

            Convertible Senior Subordinated Debentures due 2020 and Class A Common Stock Issuable Upon Conversion of the Debentures

   This supplement amends our prospectus dated January 16, 2001 and our prospectus supplements dated January 26, 2001, February 5, 2001, February 22, 2001, February 28, 2001 and March 26, 2001, respectively, relating to the sale by certain of our securityholders of up to $488,750,000 in principal amount at maturity of our debentures and shares of our class A common stock issuable upon their conversion.

   You should read this supplement in conjunction with the prospectus and all previous supplements. Additionally, this supplement is qualified by reference to the prospectus and such previous supplements, except to the extent that the information in this supplement supersedes the information contained in the prospectus and previous supplements.

                            Selling Securityholders

   The following table provides information regarding the principal amount at maturity of debentures owned beneficially by certain of our selling securityholders, the percentage of outstanding debentures held by such securityholders, and the number of shares of our class A common stock each securityholder would own beneficially upon conversion of its entire principal amount of debentures.

   The table below supplements or amends the table of securityholders contained on pages 32 through 34 of the prospectus and the table contained in all previous supplements. Accordingly, the information contained in the table supersedes the information in the prospectus and previous supplements with respect to each securityholder listed below. This information was furnished to us by the listed securityholders on or before June 11, 2001. Because selling securityholders may at any time trade all or some of the debentures listed without providing notice of such transactions to us, the table below may not reflect the exact value of debentures held by each securityholder on the date hereof.

                            Principal Amount at                   Number of
                                Maturity of     Percentage of Shares of Class A
                            Debentures That May  Debentures   Common Stock That
           Name                   Be Sold        Outstanding     May Be Sold
--------------------------  ------------------- ------------- -----------------
Victory Capital Management
 as Agents for the
 Saltchuk CCF
 Convertible..............       $125,000              *%           3,695

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* Less than 1 per cent.